Exhibit 10.13

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (the “Third Amendment”) is made as of the 31st day of May, 2018, by and between Wharton Lender Associates, L.P., (“Landlord”), and Krystal Biotech Inc. (“Tenant”).

WITNESSETH:

WHEREAS, by Lease dated May 26, 2016 (the “Original Lease”), as amended by First Amendment to Lease Agreement dated July 26, 2016 and Second Amendment to Lease Agreement dated February 27, 2017 (the "Second Amendment") (the Original Lease as amended, collectively, the "Lease"), Landlord currently leases to Tenant and Tenant currently leases from Landlord certain premises consisting of approximately 5,065 rentable square feet (the “Current Premises”) located on the 7th Floor of the building known as 2100 Wharton Street, Pittsburgh, Pennsylvania (the “Building”); and

WHEREAS, Landlord and Tenant now desire to amend the Lease so as to (i) expand the Current Premises by approximately 5,913 rentable square feet of area (the "Expansion Space") thereby increasing Tenant's rentable area in the Building to a total of 10,978 rentable square feet; (ii) extend the term of the Lease; (iii) provide for updates and refurbishment of the Current Premises; and, (iv) modify certain other terms of the Lease, all in accordance with the terms and provisions hereof.

NOW THEREFORE, the parties hereto, in consideration of the mutual premises contained herein, and intending to be legally bound hereby, do covenant and agree as follows:

1.Recitals. The foregoing preamble is incorporated by reference herein as if set forth at length. Capitalized terms not otherwise defined shall have the meaning given to such terms in the Lease. All references herein to the Lease shall include this Third Amendment.

2.Expansion of Current Premises; Expansion Space Commencement Date.

(a) Effective as of the Expansion Space Commencement Date (as defined below), the Premises shall be amended to comprise, in addition to the Current Premises, the Expansion Space, (consisting of approximately 5,913 rentable square feet of area on the 7th Floor of the Building), for a total of 10,978 rentable square feet of area, as outlined on Exhibit “A” attached hereto and made a part hereof. Accordingly, effective as of the Expansion Space Commencement Date (as defined below), the “Premises” shall mean a total of 10,978 rentable square feet of area on the 7th Floor of the Building, as described on Exhibit “A”.

(b) Expansion Space Commencement Date. The Term of the Lease for the Expansion Space and Tenant’s obligation to pay Fixed Rent and additional rent for the Expansion Space shall commence on the date of November 1, 2018 (the “Expansion Space Commencement Date”)

3.Extended Term of Lease for Premises.

The Term of the Lease for the Premises is hereby extended for an additional period of seven (7) years and four (4) months (the “Extended Term”), commencing on the Expansion Space Commencement Date and ending on February 28, 2026 (the "Expiration Date").

4. Tenant’s Share; Tenant's Percentage; Base Year.

(a) Commencing as of the Expansion Space Commencement Date, “Tenant’s Percentage” as defined in Paragraph 1.L. of the Original Lease and "Tenant's Share", as defined in Paragraph 4.A.(ii) of the Original Lease shall mean “4.85%”, and all references in the Lease to “Tenant’s Share” and "Tenant's Percentage" shall mean “4.85%”.

(b)Commencing as of the Expansion Space Commencement Date, "Base Year" as defined in Paragraph 1.(m) and 4.A.(v) of the Original Lease shall mean calendar year 2018 and all references in the Lease to "Base Year" shall mean calendar year 2018.

5.Fixed Rent Current Premises; Fixed Rent for Premises (being the Expansion Space plus the Current Premises for a total of 10,978 rental square feet).

(a)Fixed Rent for Current Premises. Commencing as of the date hereof and ending on the Expansion Space Commencement Date, Tenant shall continue to pay Landlord Fixed Rent for the Current Premises in accordance with the terms of the Second Amendment.

(b)Fixed Rent for Premises (being the Expansion Space and the Current Premises for a total of 10,978 rentable square feet).

Commencing on the Expansion Space Commencement Date, Tenant shall pay Landlord Fixed Rent for the Premises (being the Expansion Space and the Current Premises for a total of 10,978 rentable square feet) as follows:

LEASE PERIOD	PREMISES	$PER RENTABLE SQ FT	MONTHLY FIXED RENT INSTALLMENT	ANNUAL FIXED RENT AMOUNT
Expansion Space Commencement Date - Month 16	10,978 rsf	22.50	$20,583.75	$247,005.00
Months 17 – 28	10,978 rsf	22.95	$20,995.43	$251,945.10
Months 29 – 40	10,978 rsf	23.41	$21,416.25	$256,994.98
Months 41 – 52	10,978 rsf	23.88	$21,846.22	$262,154.64
Months 53 – 64	10,978 rsf	24.36	$22,285.34	$267,424.08
Months 65 – 76	10,978 rsf	24.85	$22,733.61	$272,803.30
Months 77 – 88	10,978 rsf	25.35	$23,188.28	$278,259.28

Fixed Rent shall be payable in equal monthly installments in advance on the first day of each calendar month during the Term without demand, notice, offset or deduction.

Notwithstanding the above, so long as Tenant is not in default under the terms of this Lease Tenant shall receive an abatement to its Fixed Rent in the total amount of $44,347.52 applied as a monthly credit of $11,086.88 per month for the first four (4) months of the Expansion Space Term of the Lease only Such abatement of Fixed Rent shall not affect Tenant’s obligation to pay additional rent or any other sums payable by Tenant as and when due under the terms of this Lease.

6.Landlord's Expansion Space Work; Substantial Completion

(a) Landlord's Expansion Space Work. Notwithstanding anything to the contrary contained in this Lease, the Expansion Space shall be delivered in its current “as-is” where-is condition except that Landlord, at its sole cost and expense, agrees to do or otherwise perform the work in or relating to the Expansion Space (the “Landlord's Expansion Space Work”) necessary to complete the work described in "Exhibit "B". In no event and under no circumstances will Landlord's Expansion Space Work entail or will Landlord be obliged to perform any work or supply any materials in excess of the work and materials described with particularity in Exhibit "B".

Notwithstanding anything to the contrary contained in the Lease, Tenant specifically agrees that the following items are excluded from Landlord's Expansion Space Work and shall be performed at Tenant’s sole cost and expense (i) all of Tenant's Expansion Space Work (as defined below) (ii) all work items that need to be completed in conjunction with Tenant's Expansion Space Work or are contingent upon the completion of Tenant's Expansion Space Work; and (iii) all furniture costs including, but not limited to, moving and installation costs, lab equipment, data service and telecommunication wiring, cabling and systems (collectively, the "Excluded Items").

(b)Landlord’s Expansion Space Work shall be deemed to be Substantially Completed when the work shown on Exhibit "B" attached hereto and made a part hereof has been completed except for: (i) any improvements or work to be performed by Tenant; and (ii) such items of finishing and construction of a nature which are not necessary to make the Expansion Space reasonably tenantable for Tenant's use as stated herein; and (iii) all of Tenant's Expansion Space Work and all Excluded Items;  and (iv) items not completed because of delay by Tenant in furnishing or receiving any drawings or approvals or within the time set forth in any agreement between Landlord and Tenant; or changes in the work to be performed by Landlord which are requested by Tenant after Landlord's approval of Tenant's plans; or the performance of any work or activity in the Expansion Space by Tenant or any of its employees, agents or contractors .

The following shall be deemed Tenant’s Delay: (i) Tenant fails to timely provide the necessary approvals to Landlord; or (ii) Tenant otherwise unreasonably delays the Substantial Completion of Landlord's Work. If a Tenant Delay occurs, Rent shall commence on the date upon which Landlord's Work would have been Substantially Completed had the above-described delays by Tenant not occurred.

(c)Tenant acknowledges that Landlord’s Expansion Space Work will not be sufficient to allow the Expansion Space to be used for Tenant’s purposes. Landlord and Tenant understand that additional work will be required, and Tenant agrees to perform all such additional work at Tenant’s sole cost and expense pursuant to Paragraph 8 below

(d)Landlord's Expansion Space Work shall be completed within thirty (30) days from full execution of this Third Amendment. Tenant shall have access to the Expansion Space upon completion of Landlord's Expansion Space Work.

7.Condition of Premises/Landlord’s Current Premises Work. Notwithstanding anything contained in the Lease to the contrary, Tenant’s continued possession of the Current Premises for the Extended Term shall be in its current “as-is” where is condition with the exception that Landlord agrees to do or otherwise perform at its cost and expense that work in or relating to the Current Premises (the "Landlord's Current Premises Work") necessary to complete the work described in Exhibit "C". Within ten (10) days from Tenant's execution of this Third Amendment, Tenant shall relocate all of its business operations from the office portion of the Current Premises to the Temporary Space (as defined below). Landlord’s Current Premises Work shall be done in a good and workmanlike manner using the materials set forth in Exhibit "C". In no event and under no circumstances will Landlord’s Current Premises Work entail or will Landlord be obliged to perform any work or supply any materials in excess of the work and materials described in Exhibit "C". All work in the Premises other than Landlord's Current Premises Work and Landlord's Expansion Space Work shall be performed at Tenant's sole cost and expense.

Notwithstanding anything to the contrary contained herein, Landlord shall use commercially reasonable efforts to Substantially Complete Landlord's Current Premises Work prior to the Expansion Space Commencement Date. In the event that solely and directly due to Landlord’s Current Premises Work, changes to the common areas are required and necessary under the applicable laws for ADA compliance, Landlord shall be responsible for such changes. Notwithstanding the foregoing, if Tenant’s Expansion Space Work triggers or causes modifications to be performed to the Premises or the common areas to comply with applicable laws and regulations (including fire, ADA compliance, changes to the corridors, etc.), such modifications shall be performed at Tenant’s sole cost and expense.

8.Tenant's Expansion Space Work. Except for Landlord’s Expansion Space Work as set forth above, Tenant agrees to do or otherwise perform at Tenant’s sole cost and expense, all work that is necessary in order for Tenant to open and conduct its business in the Expansion Space (“Tenant’s Expansion Space Work”).

(a)Tenant’s Plans. Tenant shall provide, at Tenant's sole cost and expense,  all of the plans, specifications and drawings necessary to design and construct Tenant’s Expansion Space Work, including all required mechanical, electrical and plumbing drawings, the location and installation of all equipment, risers, disconnects, ducts, utility and HVAC distribution, and other Tenant installations (collectively, the "Tenant's Plans"). Tenant’s Plans shall be prepared by Tenant’s architect at Tenant's sole cost and expense. Within ten (10) business days after Landlord's receipt, Landlord shall in writing approve Tenant’s Plans or deny Tenant's Plans and specify what changes are necessary for such approval. Landlord’s approval or denial shall not be unreasonably withheld or delayed. Landlord’s review of Tenant’s Plans shall not impose any obligation or liability on Landlord, its agents or representatives, and Landlord’s approval of Tenant’s Plans shall not serve as a representation or warranty as to the accuracy of Tenant’s Plans or as to compliance with any laws, codes, regulations or ordinances. Landlord shall approve Tenant's Plans prior to Tenant commencing any of Tenant's Expansion Work.

(b)Tenant’s Expansion Space Work shall be performed, at Tenant’s sole cost and expense, by a bona fide union general contractor and bona fide union subcontractors, architects and engineers selected by Tenant, but subject to Landlord’s approval, which approval shall not be unreasonably withheld or delayed. Landlord shall have the right to bid on Tenant’s Expansion Space Work. Landlord shall have the right to approve all contractors and subcontractors and the performance of Tenant's Expansion Space Work. All contractors and subcontractors performing the Tenant’s Expansion Space Work shall comply in all respects with all applicable laws, codes and regulations and with the terms of this Paragraph 8 and the terms of the Lease, Tenant’s Plans, and with the rules and regulations applicable to the Lease. Landlord reserves the right to specify certain contractors for structural and mechanical alterations (e.g., roof contractor, electricians, plumbers, etc.). Tenant’s Expansion Space Work shall not interfere with or affect the common areas or structural components of the Building or any B mechanical systems, HVAC, electrical, plumbing, gas, elevator or other building mechanical systems serving other tenants and occupants of the Building. Tenant shall perform or cause to be performed Tenant’s Expansion Space Work in a manner which shall not commercially unreasonably interfere with or interrupt the business operations or premises of other tenants in the Building, except as may be approved by Landlord. All of the costs and expense of Tenant's Expansion Space Work and other matters relating to the work and/or installations to be made at the Premises shall be borne by Tenant.

9.Expansion Space Tenant Improvement Allowance.

Landlord shall provide Tenant with a construction improvement allowance up to the total amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the “Expansion Space Tenant Improvement Allowance”), to be applied solely toward the cost of design, construction and refurbishment of Tenant’s Expansion Space and for no other purpose whatsoever. The Tenant Improvement Allowance shall be paid by Landlord, at Landlord’s option, either (i) directly to Tenant as a reimbursement within thirty (30) days after receipt by Landlord of paid invoices from the contractor or subcontractors performing Tenant’s Expansion Space Work, lien waivers and architect’s certification of completion of work; or (ii) directly to the persons or entities performing Tenant’s Expansion Space Work within thirty (30) days after receipt by Landlord of a written sign- off from Tenant with attached invoices from the contractor or subcontractors performing Tenant’s Expansion Space Work, lien waivers and architect’s certification of completion of work. No credit shall be given to Tenant for any unused allowance.

Tenant shall be solely responsible for all costs and expenses of Tenant’s Expansion Space Work, Tenant’s Plans, fixtures, and for all costs and expenses of Tenant’s furniture, cables, data wiring, telephone, computer equipment and related equipment, telecommunication, data and computer wiring and all associated work and, in the event that Landlord is performing Tenant’s Expansion Space Work, to the extent that the cost of Tenant’s Expansion Space Work is determined by Landlord to be in excess of the Expansion Space Tenant Improvement Allowance, Tenant shall pay to Landlord, within thirty (30) days of receipt of invoice, all sums in excess of the Expansion Space Tenant Improvement Allowance. In the event any such sums are not paid by Tenant to Landlord within such ten (10) day period, Landlord may, in its sole discretion, cause Tenant’s Expansion Space Work to cease until such sums are paid; provided, however, that Tenant’s obligation to pay Rent shall not be affected and shall continue during any such periods of cessation of Tenant’s Expansion Space Work.

10.Leasing of Temporary Space. Notwithstanding anything in Paragraph  2.(a) above to the contrary, in order to accommodate Tenant’s requirement for office space prior to the Expansion Space Commencement Date, Tenant shall have the right to lease, temporary office space consisting of approximately 9,000 rentable square feet on the 3rd Floor of the Building described as Suite 310 (the “Temporary Space”). Tenant shall have the right to occupy the Temporary Space for the period commencing on the date of this Third Amendment, provided, however, that Landlord shall have the right to relocate the Temporary Space to another space in the Building upon ten (10) days prior written notice to Tenant. The Tenant’s leasing of the Temporary Space shall be under the same terms and conditions of this Lease, except that: (i) Fixed Rent for the Temporary Space shall be abated solely for the first three (3) months only commencing on the date that is earlier to occur of: (a) the date that is ten (10) days from the date of Tenant's execution of this Third Amendment; or (b) the date Tenant commences occupying all or a portion of the Temporary Space (the "Temporary Space Commencement Date"); and (ii) the Temporary Space shall be delivered to Tenant in its current “as-is”, “where is” condition. In addition, Tenant shall be responsible, at Tenant’s sole cost and expense, for the costs of all utilities and janitorial expenses for the Temporary Space.  Notwithstanding the foregoing, in the event that Tenant elects to remain in the Temporary Space beyond the date that is three (3) months from the date of the Temporary Space Commencement Date, Tenant shall pay Landlord Fixed Rent for the Temporary Space in advance on the first day of each calendar month of Tenant's occupancy of the Temporary Space, without demand, notice, offset or deduction in the amount of $9,000.00 per month for each of the months 4, 5 and 6, and $18,000.00 per month for each of the months 7 until the date that Tenant vacates the Temporary Space, provided that in the event that Landlord has not Substantially Completed Landlord's Current Premises Work except due to any Tenant's Delay, Tenant shall continue to pay $9,000.00 per month for each of months 7 until the date that Landlord has Substantially Completed Landlord's Current Premises Work. Unless otherwise agreed by the parties in writing, Tenant shall vacate the Temporary Space no later than fifteen (15) days from the date of Substantial Completion of Landlord's Current Premises Work and Landlord's Expansion Space Work. Upon Tenant's vacation of Temporary Space, Tenant shall deliver such space to Landlord in the same condition in which it was delivered to Tenant except for normal wear and tear. Notwithstanding anything contained in this Lease, Tenant’s leasing of the Temporary Space does not affect the Term of the Lease and Tenant shall take possession of the Expansion Space upon the Expansion Space Commencement Date.

11.Assignment and Subletting. Effective as of the Expansion Space Commencement Date, the following words shall be added in the first sentence, on the third line of Section 15.A of the Original Lease after the word "consent" and before the words "(a) assign, which shall not be commercially unreasonably withheld or delayed for office use only".

12.Vehicle Parking. Commencing as of the Expansion Space Commencement Date, Section 5 of the Second Amendment shall be deleted in its entirety, and the same shall be null and void and of no force or effect, and shall be replaced with the following:

"During the Extended Term, subject to the Parking Rules set forth in Exhibit B to the Original Lease, as modified by Landlord from time to time (the "Rules"), Tenant shall be entitled to use up to seventeen (17) unreserved parking spaces in the parking facility of the Property, subject to availability, at the rate of One Hundred Forty and 00/Dollars ($140.00) per month per parking space. Tenant shall pay Landlord, as additional rent, without demand, notice, offset or deduction, the foregoing rate per parking space per month for each month of the Expansion Space Term hereof for each of the Parking Spaces utilized by Tenant. Notwithstanding the foregoing, so long as Tenant is not in default under the terms of the Lease, seven (7) of the foregoing unreserved parking spaces shall be provided at no charge."

13.Broker. Tenant represents to Landlord, that Tenant has not dealt with any real estate broker, salesperson, or finder in connection with this Third Amendment except for Hanna Langholz Wilson Ellis and CBRE, Inc., (“Broker”) 600 Grant Street, Suite 4800, Pittsburgh, PA 15219.  Unless otherwise agreed by the parties, Landlord shall be responsible for the payment of commission to the Broker based upon Landlord's separate agreement with such Broker. Landlord and Tenant hereby agree to indemnify and hold harmless the other party and their respective agents and employees, from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation.

14.Full Force and Effect. Except as specifically set forth herein, the terms, covenants and conditions of the Lease shall remain in full force and effect. The Lease and this Third Amendment shall not be further modified or amended, except in writing signed by both Landlord and Tenant. This Third Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein and there are no other rights, including but not limited to, any renewals, extensions, expansions, purchases, rights of first refusal, allowances, etc., granted under the Lease or this Third Amendment. Landlord and Tenant hereby ratify and affirm all of the remaining terms and conditions of the Lease. Landlord and Tenant hereby acknowledges that, as of the date of this Third Amendment, neither party is not in default of any of the terms and conditions of the Lease.

15.Provisions Binding. All rights and liabilities herein given to or imposed upon the parties to this Third Amendment shall extend to, and be binding upon and inure to the benefit of, the parties hereto and their respective heirs, successors and assigns.

16.Confidentiality. Tenant and Tenant’s representative agree that it shall maintain in confidence and shall not divulge to any third party (except as may be required by law) any of the items, covenants and conditions of the Lease and this Third Amendment, including without limitation, any information related to the rental rate, the length of the Term, and any other terms and conditions thereof. Tenant further agrees to take commercially reasonable precautions to prevent the unauthorized disclosure of any such information to any third parties. Tenant’s obligations under this Section 15 shall survive the termination of the Lease.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to Lease Agreement on the day and year first above written.

LANDLORD:
WHARTON LENDER ASSOCIATES, LP,
a Pennsylvania Limited Partnership By:
WHARTON LENDER PROPERTIES,
LLC, a Pennsylvania Limited Liability
Company, its General Partner

By:	/s/ Larry walsh
Name:	Larry Walsh
Title:	Chief Operating Officer

TENANT:
KRYSTAL BIOTECH INC., a Delaware
Company

By:	/s/ Tony Riley
Name:	Tony Riley
Title:	Chief Financial Officer

EXHIBIT A

EXHIBIT B

LANDLORD’S EXPANSION SPACE WORK

Landlord will deliver the Expansion Premises in shell condition with the following work Complete:

•	The ceiling, lighting, flooring, base and any interior wall will be removed.
•	All electrical will be removed back to the junction box.
•	VAV boxes, sprinkler lines will remain.

Exhibit C

Landlord’s Existing Space Work

Entrance Doors:

Existing entry doors shall remain.

Demising Partitions:

Drywall construction consisting of 3-5/8" steel studs 24" off center with one layer 5/8" gypsum wall board on each side of steel stud. Partitions shall extend to underside of structure and shall include sound attenuating batt insulation.

Interior Partitions:

Drywall construction consisting of 3-5/8" steel studs at 24" on-center with one layer 5/8" wall board on each side extending 6 inches through the acoustical ceiling grid to separate room from open ceiling area. Partitions shall include sound attenuating batt insulation.

Interior Doors & Glass Sidelites/ Glass Partitions:

New 7’ solid core wood veneer stained doors (stain color T.B.D.) with hollow metal door jambs shall be installed for Conference Room, Two Small Offices and single Office.

Provide tempered glass partition Two Small Offices and single Office. Glass partitions shall have 1” top and bottom channel with clear glass caulked into opening and between glass panes. Office doors and Conference Rooms shall receive tempered glass lite. All doors shall have building standard non-locking stainless steel lever pulls, except for wood entrance doors and Storage Rooms. Notwithstanding the forgoing, Tenant shall indicate which, if any, doors need locking mechanisms.

Ceilings:

Existing ceilings shall be removed in Open Café, Open Office, Office and Small Offices. No new acoustical ceilings will be installed. Structural deck shall be exposed along with ductwork, conduit, wires, cabling, support items, etc.- all will be painted.

Lighting:

Lighting in Office area shall receive Finelite Series 16 LED direct/ indirect linear pendant fixtures. New undercabinet LED strip lighting shall be installed on one wall of casework within Existing Lab. Existing direct/ indirect linear pendant fixtures in the Lab shall be relamped with new brighter LED lamps.

Carpet:

Carpet to be selected by Tenant from Building Standard Carpet Tile selections: Building Standard Carpet Tile Selections:

Style	Style #	Style	Style #
basic tile	5T121	captivate tile	59554
primary tile	5T123	link tile	59105
catalyst tile	59579	linage tile	59106
hybrid tile	59580	undertone tile	5T157
transparent tile	59563	gradient tile	59534
diffuse tile	59575	simplicity tile	59344
disperse tile	59576	rotate tile	5T105
tangle tile	5T018	copy tile	5T103
tempt tile	5T019	construct tile	5T104
shine tile	59328	prisma tile	59463
glimmer tile	59329	connect tile	59342
clear tile	59564	color form tile	5T112
centric tile	5T124	augment tile	5T064
surround tile	5T125	hype tile	5T065
allure tile	59327	peto II 26 tile	59371
glaze tile	59562	repartee tile	59387
reverse tile	5T069	color frame tile	5T081
shape tile	5T070	mirror image tile	59466
direction tile	5T071	focus tile	59455
vast tile	5T009	emotion tile	59343
infinite tile	5T010	balance tile	59340
scape tile	5T080	beam of light tile	59465
realm tile	5T078	applied tile	5T004
momentum iv tile	59502	vibrant tile	5T001
straightforward tile	59224	visible tile	5T002
wander tile	5T039	absorbed tile	5T003
embark tile	5T040	charisma tile	59561
field tile	5T079	fringe tile	5T038
peto II 20 tile	59369	trace tile	5T005
tinge tile	5T156	sculpt tile	5T007
byline tile	59113	mesh tile	5T044
intrigue tile	59558	achromatic tile	5T107

LVT

Luxury Vinyl Tile shall be installed in Lunch Areas and Server Closet and in areas or in rooms (such as a section of the Training Room) as directed by tenant. Tile shall be selected from Building Standard selections: Shaw Native Origins, Emerge, Jeogori and Crete.

Lab Flooring:

Existing flooring to remain in Lab.

Base:

New 4” vinyl base shall be installed in Office Areas in a color T.B.D. to coordinate with flooring and paint finishes.

Paint:

Premises shall receive two (2) coats eggshell finish in colors approved by Tenant. No more than ten (10) colors shall be used within Suite Premises.

Casework:

New plastic laminate custom casework shall installed in Open Cafe. Pulls shall be Berenson 0802-2BPN-P. New plastic laminate coat rod and shelves shall be installed in Coat Rooms.

Switches:

New occupancy sensor switches shall be installed in rooms and overhead occupancy sensors shall be installed in open areas and corridors.

Duplex Outlets/ Floor Outlets:

Provide one (1) floor outlet in each Conference room under conference room table. Install duplex outlets within partitions in all rooms and open areas to work with tenant equipment and furniture layout. Outlets shall be on common shared circuits- except for copiers, microwaves, lab equipment and refrigerators. Furniture feeds shall be installed in office area to feed workstations.

Data/ Telephone Outlets:

Tenant is responsible for phone and data cabling and system. Lessee-installed phone system must use fire rated telephone cable. Cabling will need to be concealed in areas receiving Open Ceilings.

Window Treatment:

All existing blinds shall be removed. New roller shades shall be install throughout.

Plumbing:

Landlord to provide and install new sink (Elkay CR2521) and faucet (American Standard 4275.551.295 with separate sprayer) in Open Cafe. Water lines shall be installed for refrigerators and dishwashers. Appliances shall be purchased by Tenant and delivered to building.

HVAC:

Existing ductwork shall remain and be reworked/ supplied with new as needed to work with new floor plan. Thermostats shall be placed to work with new floor plan and furniture layout.

Fire Protection:

Existing sprinkler system shall remain and be adjusted to work with new floor plan and new exposed ceiling.

Fire Alarm system:

Fire alarm locations shall be adjusted to work with new floor plan. New locations shall be coordinated with new floor plan and furniture layout.

Signage:

Tenant’s name shall be lettered on Building’s First Floor Directory adjacent to elevators and on the 7th Floor directory. Tenant shall be permitted to install signage either on entry doors or adjacent to entry doors. Signage needs to be reviewed and approved by Landlord prior to fabrication and installation.

Notes:

1.A construction supervision fee will apply to all nonstandard work not identified as part of Exhibit C shown above.

2.No credit will be given for items listed in Exhibit C but not used on project.

3.Landlord shall provide Construction Drawings for review, approval and comment within twenty (20) business days of fully executed lease document. Construction Drawings will further detail items covered in Exhibit C of this lease and include Partition Plan, Reflected Ceiling Plan, Power and Communication Plan, Finish Plan and all necessary Interior Elevations and Details. Tenant will review Construction Drawings within five (5) business days. If Tenant does not provide any changes within five (5) business days from the date Landlord has provided these drawings to Tenant, Landlord deems the drawings approved by Tenant. Any and all changes requested by Tenant shall be consistent with this Exhibit C.

4.Equipment, furniture and workstations are shown on this drawing for reference and coordination purposes only. All equipment, furniture and workstations shall be installed at Tenant’s sole cost and expense.